Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF

HEMISPHERE MEDIA GROUP, INC.

ARTICLE I

The name of the corporation is Hemisphere Media Group, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be amended or modified from time to time in accordance with the Bylaws of the Corporation (the “Bylaws”).

ARTICLE III

The nature of the business or the purpose to be conducted or promoted by or of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same may be amended from time to time.

ARTICLE IV

The Corporation has authority to issue 100 shares of common stock, $0.0001 par value per share.

ARTICLE V

The name and mailing address of the sole incorporator are as follows:

NAME Justin A. Fraterman	MAILING ADDRESS Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064

ARTICLE VI

The corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the Bylaws of the corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or the Bylaws.  Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE IX

To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X

The corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 16th day of January, 2013.

By:	/s/ Justin A. Fraterman
Justin A. Fraterman
Sole Incorporator